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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                             FOR THE PERIODS ENDED

                                    NOVEMBER 30,                             MAY 31,
                                 -------------------   ----------------------------------------------------
                                   1997       1996       1997       1996       1995       1994       1993
                                   ----       ----       ----       ----       ----       ----       ----
Net margins before
  extraordinary loss...........  $ 29,742   $ 26,423   $ 54,736   $ 50,621   $ 45,212   $ 33,188   $ 41,648
Add: Fixed charges.............   258,406    229,749    475,729    426,079    361,338    263,230    265,412
                                 --------   --------   --------   --------   --------   --------   --------
Margins available for fixed
  charges......................  $288,148   $256,172   $530,465   $476,700   $406,550   $296,418   $307,060
                                 ========   ========   ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization of
    discount and issuance
    costs).....................  $258,406   $229,749   $475,729   $426,079   $361,338   $263,230   $265,412
                                 --------   --------   --------   --------   --------   --------   --------
         Total fixed charges...  $258,406   $229,749   $475,729   $426,079   $361,338   $263,230   $265,412
                                 ========   ========   ========   ========   ========   ========   ========
Ratio of margins to fixed
  charges......................      1.12       1.12       1.12       1.12       1.13       1.13       1.16
                                 ========   ========   ========   ========   ========   ========   ========
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